Exhibit 10.28

Contract No. C00757

FIXED-RATE MORTGAGE POOL PURCHASE CONTRACT

MASTER AGREEMENT MC07178

Lender: loanDepot.com, LLC	Lender Number: 27152-000-0

Eligible Products:	10, 15, 20, 25, 30 year fixed-rate mortgages

Guaranty Fee:	10 and 15 year FRM = 31 basis points

20, 25 and 30 year FRM = 35 basis points

Maximum Amount of Pool Purchase Transactions for Delivery:	$350,000,000.00

Original First and Last Issue Date for Pools formed under this Contract:	September 1, 2012 - November 1, 2012

Servicing Option:	Special

Buyup/Buydown Grid:	Early (See additional terms in the MBS Guaranty Fee and Buyup/Buydown Information on the Fixed-Rate Product Attachment.)

Mortgage Type:	Conventional

Remittance Cycle:	Standard

Seasoning Requirements:	Current

Special Feature Codes:	Per the Selling Guide and applicable attachments under the “Variances” and “Special Requirements” sections of the Master Agreement.

Additional Terms:

•	The base guaranty fee and other pricing terms applicable to Mortgages delivered under this Contract are subject to change in accordance with the “Master Agreement-General Terms” provisions in the “Variances” section of this Master Agreement.

•	The Guaranty Fee adjustment for the MBS Express or RPM remittance cycle, if applicable, may be changed by Fannie Mae from time to time and will be effective 60 days after notice to Lender.

Pool Purchase Contract No. C00757

FRM - 1

As Soon As Pooled Plus® Agreement

Dated as of        October 3, 2012

Between:            Fannie Mae

and

Lender:              IoanDepot.com, LLC

This As Soon As Pooled Plus® Agreement (this “ASAP Plus Agreements”) is entered into between the Lender and Fannie Mae to set froth certain terms pursuant to which the Lender may deliver closed and funded one-to-four family residential mortgage loans, each secured by related mortgages and deeds of trust (such mortgage loans, mortgages, and deeds of trust, collectively, the “Mortgage Loans”) to Fannie Mae and receive funding from Fannie Mae in exchange for such Mortgage Loans before the Lender has (i) grouped them into pools to be securitized by Fannie Mae, or (ii) delivered them to Fannie Mae via Whole Loan Execution.

Fannie Mae and the Lender hereby agree as follows:

1. Applicability

This ASAP Plus Agreement is made pursuant to, and shall be deemed to be a part of, the Mortgage Selling and Servicing Contract between Fannie Mae and the Lender and, except as otherwise provided herein, shall be subject to the Guides and applicable provisions of the other Collateral Documents (collectively referred to herein as the “Agreement”). The Lender and Fannie Mae may enter into transactions from time to time in accordance with the requirements set forth in this ASAP Plus Agreement (each, a “Transaction”), notwithstanding anything to the contrary in the Guides. Nothing in the Agreement is intended to or shall be construed to confer upon the Lender the right to make a delivery of Mortgage Loans to Fannie Mae or to confer upon Fannie Mae the obligation to accept a delivery of Mortgage Loans from the Lender.

2. Definitions

The following terms and definitions apply to each sale of Mortgage Loans made pursuant to this ASAP Plus Agreement:

(a) “Act of Insolvency” with respect to Lender: (i) the commencement by Lender as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or Lender seeking the appointment of a receiver, trustee, custodian, or similar official for Lender or any substantial part of its property, or (ii) the commencement of an involuntary bankruptcy or insolvency proceeding against Lender, which proceeding is not dismissed within 15 days, or (iii) the making by Lender of a general assignment for the benefit of creditors, or (iv) the admission in writing by Lender of Lender’s inability to pay Lender’s debts as they become due.

(b) “Additional Mortgage Loans”: Mortgage Loans which meet the eligibility requirements of Section 6 hereof and are provided by Lender to Fannie Mae pursuant to Section 7(a) hereof.

(c) “Agreement”: the meaning specified in Section 1 hereof.

(d) “ASAP Sale Agreement”: the current As Soon As Pooled Sale Agreement between Lender and Fannie Mae.

(e) “Business Day”: any day other than a Saturday, Sunday or other day on which Fannie Mae or the Federal Reserve Bank of New York is closed for business.

(f) “Collateral Documents”: the Mortgage Selling and Servicing Contract, the Guides, the ASAP Sale Agreement, the Funding Express Agreement and any applicable provisions of any master pool purchase agreement, MBS purchase contract, or other document governing the delivery of mortgages, Mortgage Loans, deeds of trust, and other mortgage documents between the Lender and Fannie Mae.

(g) “Confirmation”: the meaning specified in Section 4 hereof.

(h) “DDF Unit”: Fannie Mae’s Document Delivery Facility as defined in the Guides.

(i) “Fannie Mae Margin Amount”: with respect to any Mortgage Loan being sold hereunder as of any date, the amount obtained by multiplying the applicable margin percentage (as set forth in the Confirmation), to the Repurchase Price for such Mortgage Loan as of such date.

(j) “Funding Express”: that method, as described in the Funding Express Agreement, for transmitting Mortgage Loan data from Lender to Fannie Mae.

(k) “Funding Express Agreement”: the agreement between the Lender and Fannie Mae governing Fannie Mae’s Funding Express application, which is used by Lender to transmit required Mortgage Loan data to Fannie Mae to initiate delivery of Mortgage Loans or Additional Mortgage Loans pursuant to this ASAP Plus Agreement.

(l) “Guides”: the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide, each as amended from time to time.

(m) “Income”: with respect to any Mortgage Loan delivered hereunder, at any time, any principal, interest or other amounts paid thereon.

(n) “Loan Number”: the unique identifier assigned by Fannie Mae to each Mortgage Loan.

(o) “Margin Deficit”: an unpaid Fannie Mae Margin Amount.

(p) “Market Value”: with respect to any Mortgage Loan being delivered hereunder as of any date, the most recent price quotation for such Mortgage Loan on such date obtained from Fannie Mae.

(q) “Mortage Documents”: any document which the Lender is required to deliver by the Guides to Fannie Mae or a third-party document custodian.

(r) “Mortgage Loan”: a residential mortgage loan, secured by a mortgage or deed of trust, which is eligible for purchase by Fannie Mae under the Guides.

(s) “Mortgage Selling and Servicing Contract”: the current contract between Fannie Mae and the Lender relating to the sale and servicing of Mortgage Loans.

(t) “Price Differential”: with respect to any Mortgage Loan being delivered hereunder, as of any date, the aggregate amount obtained by multiplying the Pricing Rate for such Mortgage Loan times the Purchase Price for such Mortgage Loan, as calculated on a daily basis during the period commencing on (and including) the Purchase Date for such Mortgage Loan and ending on (but excluding) the date used to determine such Price Differential.

(u) “Pricing Rate”: the per annum percentage rate (as calculated on a 360-day year basis on each Business Day and as effective until the next Business Day) for determination of the Price Differential, as set forth in the related Confirmation.

(v) “Prime Rate”: the rate that Citibank, N.A. or any successor thereto announces publicly from time to time to be its base or prime rate of interest, or if at any time Citibank, N.A. shall cease to announce its base or prime rate of interest, then the rate that is published in the Wall Street Journal as the “prime rate.” For any particular day, the Prime Rate shall be that rate most recently announced or published as of 8:30 a.m. (Eastern Time) on such day.

(w) “Purchase Date”: the date agreed upon by Fannie Mae and the Lender as the date for purchase of a Mortgage Loan being delivered hereunder in accordance with the provisions of Section 3(a) of this ASAP Plus Agreement.

(x) “Purchase Price”: on a Purchase Date, the price at which a Mortgage Loan being delivered hereunder is purchased by Fannie Mae from the Lender, determined as provided in accordance with the provisions of Section 3 and set forth in the related Confirmation.

(y) “Repurchase Date”: for each Mortgage Loan, that day on which Lender has, pursuant to Section 5(b) hereof, been deemed to have taken delivery of such Mortgage Loan and redelivered it to Fannie Mae either pursuant to the ASAP Sale Agreement or via Whole Loan Execution. The Repurchase Dates shall be selected by the Lender, subject to Section 13 of this ASAP Plus Agreement.

(z) “Repurchase Price”: the price at which a Mortgage Loan being sold to Fannie Mae hereunder is to be transferred from Fannie Mae to Lender, which Repurchase Price shall equal the sum of the Purchase Price for such Mortgage Loan and the Price Differential with respect to such Mortgage Loan as of the date of such determination.

(aa) “Whole Loan Execution”: that procedure, as set forth in the Guides, for sale of Mortgage Loans to Fannie Mae for cash.

Any capitalized terms used but not defined herein have the meanings given to such terms in the Guides and the Mortgage Selling and Servicing Contract between Fannie Mae and the Lender.

3. Initiation of an As Soon As Pooled Plus Transaction

(a) In order to initiate a Transaction hereunder, the Lender must deliver a Mortgage Loan via a Funding Express transmission to Fannie Mae by no later than 12:00 noon (Eastern time) at least one Business Day prior to the Purchase Date therefor. The Lender must accurately complete each open data field provided in the Funding Express transmission for such Mortgage Loan. The Lender must then request approval to make delivery of such Mortgage Loan under this ASAP Plus Agreement by contacting Fannie Mae’s Capital Markets Sales Desk by telephone not later than 2:00 p.m. (Eastern time) on the Business Day preceding the Purchase Date, in order to establish the terms of the Transaction, including the Purchase Price, the Pricing Rate, the applicable margin percentage and the Purchase Date. Any delay by the Lender in sending the Funding Express transmission or in agreeing to the terms of the Transaction will result in a Purchase Date not earlier than the second Business Day following the Funding Express transmission.

(b) Not later than 9:00 a.m. (Eastern time) on the Purchase Date, the Lender will deliver a complete and accurate Mortgage Document package consistent with the terms of the related Funding Express transmission to the DDF Unit, in accordance with the terms of the Guides. The Lender must either (i) attach an As Soon As Pooled® Plus label (which can be obtained from the Fannie Mae regional office or the Capital Markets Sales Desk) to the envelope bearing such Mortgage Documents, or (ii) write the words “As Soon As Pooled Plus” in blue ink on such envelope. Any failure by the Lender to comply with these conditions, or any failure of the Mortgage Documents to be in a form required by the Guides or any related MBS pool purchase contract, will result in the delay of the Purchase Date under this Agreement and the imposition of funding costs on the Lender or cancellation of the proposed Transaction, as determined by Fannie Mae.

(c) If Fannie Mae elects to purchase a Mortgage Loan in a Transaction pursuant to Section 3 hereof, Fannie Mae will remit the Purchase Price of such Mortgage Loan (less the amount of any unpaid Margin Deficit) to the Lender on the Purchase Date by wire transfer in accordance with the provisions of Annex I hereto, upon the certification by the DDF Unit that the Mortgage Document package is complete, accurate and consistent with the terms of the related Funding Express transmission.

4. Confirmation of an As Soon As Pooled Plus Transaction

Upon agreeing to accept the delivery of a Mortgage Loan hereunder, Fannie Mae shall promptly transmit to the Lender a written confirmation of such acceptance (a “Confirmation”). The Confirmation shall (i) describe such Mortgage Loan by its Loan Number, (ii) identify the Lender, (iii) set forth the Purchase Date, the Purchase Price, and the Pricing Rate for such Mortgage Loan, and (iv) set forth any additional terms or conditions of the Transaction not inconsistent with this ASAP Plus Agreement. The Confirmation, together with this ASAP Plus Agreement, shall constitute conclusive evidence of the terms agreed between Fannie Mae and Lender with respect to the acquisition of the Mortgage Loans to which the Confirmation relates, unless, with respect to such Confirmation, specific objection is made by the Lender promptly (and, in any case, within twenty-four hours) after receipt thereof. In the event of any conflict between the terms of such Confirmation and this ASAP Plus Agreement, this ASAP Plus Agreement shall prevail.

5. Completion of As Soon As Pooled Plus Transactions/Redelivery

(a) On each Business Day, the Pricing Rate for each Mortgage Loan delivered hereunder shall be subject to adjustment.

(b) The Lender shall repurchase each Mortgage Loan sold to Fannie Mae in a Transaction on a date that is not more than 60 days after the Purchase Date related to such Mortgage Loan. Immediately after such repurchase, the Lender shall redeliver such Mortgage Loan to Fannie Mae pursuant to the ASAP Sale Agreement or via Whole Loan Execution. Fannie Mae will continue to act as the document custodian for the Mortgage Documents relating to such Mortgage Loan pursuant to the Guides throughout the repurchase and redelivery contemplated hereby.

(c) On each Repurchase Date, Fannie Mae will calculate (i) the price Fannie Mae is to pay for delivery of each Mortgage Loan redelivered to it on such Repurchase Date pursuant to the ASAP Sale Agreement or via Whole Loan Execution, (ii) the Repurchase Price which the Lender is obligated to pay to Fannie Mae to repurchase such Mortgage Loan, and (iii) any Margin Deficit payable with respect to any Mortgage Loan that Lender has not redelivered to Fannie Mae pursuant to Section 5(b) hereof. Fannie Mae shall pay the amount calculated in clause (i) above to Lender by wire to the account of the Lender set forth in Annex I. Lender shall pay Fannie Mae the amounts calculated in clause (ii) and (iii) above by wire to the account of Fannie Mae set forth in Annex I. The parties agree that such payment obligations may be applied against each other and netted.

6. Eligible Mortgages

Each Mortgage Loan sold to Fannie Mae in each Transaction must: (i) meet the eligibility requirements of the Mortgage Selling and Servicing Contract, the Guides and any applicable pool purchase contract; (ii) have been closed and funded at least twenty-four hours before the date of the Funding Express transmission with respect thereto and no longer subject to any applicable right of rescission; and (iii) be eligible for delivery into “TBA” Pools (or other pools as approved by Fannie Mae), or have such other terms as have been approved by Fannie Mae.

7. Margin Maintenance

(a) The Lender agrees that if at any time the aggregate Market Value of all Mortgage Loans delivered by it to Fannie Mae pursuant to this ASAP Plus Agreement but not yet repurchased by

Lender pursuant to Section 5(b) hereof is less than the aggregate Fannie Mae Margin Amount for all such Mortgage Loans, then upon its receipt of notice from Fannie Mae delivered pursuant to Annex I hereto. Lender shall transfer to Fannie Mae either cash or Additional Mortage Loans (as determined in Lender’s discretion) acceptable to Fannie Mae, so that the sum of such cash and the aggregate Market Value of such Mortgage Loans, including any such Additional Mortgage Loans, will thereupon equal or exceed such aggregate Fannie Mae Margin Amount.

(b) With respect to any Mortgage Loan delivered by the Lender to Fannie Mae hereunder, Fannie Mae may require the Lender to cure a Margin Deficit, as provided in Section 7(a) hereof, whenever such a Margin Deficit exists with respect to such Mortgage Loan hereunder (calculated without regard to any other Mortgage Loan outstanding under this Agreement).

8. Income Payments on the Mortgage Loans; Servicing of the Mortgage Loans

(a) Lender shall service each Mortgage Loan purchased by Fannie Mae in a Transaction on behalf of Fannie Mae in accordance with the Guides. Lender shall not transfer servicing of any of such Mortgage Loans without Fannie Mae’s prior written approval.

(b) Lender shall hold all Income that is received during, or that is attributable to, the period between the Purchase Date and the Repurchase Date on any Mortgage Loan sold in a Transaction in a segregated bank account designated in the name of Fannie Mae. Lender further acknowledges and agrees that: (i) at all times during the period between the Purchase Date and the Repurchase Date such Income is the property of Fannie Mae; (ii) it will not commingle such Income with any other funds (except for funds held for Fannie Mae); (iii) it has granted Fannie Mae a security interest in all Income and other proceeds that it receives during, or that is attributable to, the period between the Purchase Date and the Repurchase Date on any Mortgage Loan delivered in a Transaction; and (iv) it shall be obligated to provide Fannie Mae, upon one Business Day’s written notice from Fannie Mae to Lender, with an accounting with respect to such Mortgage Loan and all Income and other proceeds related to such Mortgage Loan.

(c) Lender shall provide written notice to Fannie Mae of, and allow Fannie Mae to attend, any meetings to which creditors of the Lender are invited. If the Lender is a mortgage banker, Lender shall submit a Mortgage Bankers’ Financial Reporting Form (Form 1002) to Fannie Mae within 60 days after the end of each calendar quarter (unless such calendar quarter ends on December 31, in which case Lender shall submit Form 1002 within 90 days of the end of such calendar quarter).

9. Absolute Sale of Mortgage Loans

(a) The Lender and Fannie Mae intend and agree that each delivery of a Mortgage Loan accepted by Fannie Mae pursuant to this ASAP Plus Agreement shall constitute a true, absolute and unconditional sale by the Lender and purchase by Fannie Mae of such Mortgage Loan. By delivering a Mortgage Loan to Fannie Mae pursuant to this ASAP Plus Agreement, the Lender agrees, represents and warrants that (i) all of its right, title and interest in such Mortgage Loan is sold, transferred, set over and otherwise conveyed to Fannie Mae as of the Purchase Date for such Mortgage Loan, including, without limitation, all right, title, and interest in the Income related thereto; and (ii) as of such date, the Lender no longer holds any “equitable interest” in such Mortgage Loan, as such term is used in Section 541(d) of the Bankruptcy Code of 1978, as amended. No delay in the presentation or delivery of any document needed to complete the Mortgage Documentation package with respect to any Mortgage Loan delivered hereunder shall have any effect on the absolute nature of the sale of such Mortgage Loan to Fannie Mae under this ASAP Plus Agreement.

(b) If, notwithstanding this mutual intent of the Lender and Fannie Mae, and the Lender’s agreements, representations and warranties as provided in Section 9(a) hereof, the transfer and sale of a Mortgage Loan hereunder is determined by a court or another appropriate forum to be a financing rather than a sale, the Lender shall be deemed to have granted Fannie Mae a first priority perfected security interest in and upon all of the Lender’s right, title, and interest in and to such Mortgage Loan, including, without limitation, all right, title, and interest in the Income related thereto, related custodial, collection and escrow accounts, related mortgage and servicing files and documents and all products and proceeds of any of the foregoing, as security for the payment to Fannie Mae of principal, interest, and other sums due with respect to such Mortgage Loan, and the Lender agrees to execute all endorsements and assignments necessary in order to reflect the ownership interests of Fannie Mae, as intended by this ASAP Plus Agreement.

10. Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All funds remitted to Lender by Fannie Mae on the Purchase Date for each Mortgage Loan sold in a Transaction will be made in accordance with the provisions of Annex I.

11. Substitution; Repurchase

After the Purchase Date related to any Mortgage Loan sold in a Transaction, Lender may not substitute other Mortgage Loans for such Mortgage Loan or repurchase such Mortgage Loan (except as required by Fannie Mae in accordance with this ASAP Plus Agreement or the Collateral Documents).

12. Representations and Warranties of Lender

(a) In addition to the representations and warranties of the Lender contained in the Collateral Documents, the Lender represents and warrants, as of the date of this ASAP Plus Agreement and is deemed to represent and warrant as of each Purchase Date under this ASAP Plus Agreement, that: (i) it is duly authorized to execute and deliver this ASAP Plus Agreement, to enter into Transactions and to perform its obligations hereunder; (ii) it will engage in such Transactions as principal; (iii) the person signing this ASAP Plus Agreement is duly authorized to do so on its behalf; (iv) the execution, delivery and performance of this ASAP Plus Agreement and Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it; (v) the Lender is not in breach of the terms, conditions or provisions contained in, or in default under, any agreement by which it is bound or by which any of its assets are affected; (vi) Lender has executed each Collateral Document and each Collateral Document is in full force and effect and the Lender is not in default under any Collateral Document; (vii) Lender does not sell to Fannie Mae all the Mortgage Loans that it originates; and (viii) Lender has not, without the written consent of

Fannie Mae, transferred the servicing of any Mortgage Loans that it services on behalf of Fannie Mae pursuant to this ASAP Plus Agreement or any other agreement between Fannie Mae and the Lender.

(b) The Lender further represents and warrants as of each Purchase Date that: (i) each Mortgage Loan sold by it to Fannie Mae on such Purchase Date under this ASAP Plus Agreement meets the requirements of the Agreement; (ii) all of the Mortgage Documents relating to such Mortgage Loans, including the mortgage notes, deeds of trust, or other security instruments, are complete in all material respects and under Lender’s exclusive ownership and control; (iii) the Lender owns all rights, title, and interest in and to each Mortgage Loan sold to Fannie Mae in a Transaction, possesses unencumbered title to the mortgages securing such Mortgage Loans and has full right and authority to transfer such Mortgage Loans to Fannie Mae; (iv) there is no interest in any Mortgage Loan sold to Fannie Mae in a Transaction which has been sold, assigned, transferred, pledged or hypothecated on such Purchase Date that is held by any party other than Fannie Mae; (v) no servicing agreement has been entered into with respect to any Mortgage Loans sold to Fannie Mae in a Transaction, or any such servicing agreement has been terminated, and there are no restrictions that would impair the ability of Fannie Mae to service such Mortgage Loans; (vi) each of the Lender and Fannie Mae is responsible for making its own determination as to the appropriate accounting treatment for Transactions contemplated by this ASAP Plus Agreement; and (vii) it has neither made to nor received from Fannie Mae any representation as to the appropriate accounting treatment for Transactions contemplated by this ASAP Plus Agreement.

(c) In addition, the Lender hereby represents and warrants by checking the appropriate box below, that:

     it is not a federally insured institution or an affiliate or subsidiary of a federally insured institution; or

     it is a federally insured institution or an affiliate or subsidiary of a federally insured institution, and (i) the sale to Fannie Mae of the Mortgage Loans delivered pursuant to the Agreement has been either (a) specifically approved by the Board of Directors of the Lender, as reflected in the minutes of its meetings, or (b) approved by an officer of the Lender who was duly authorized by the Board of Directors of the Lender to enter into such types of Transactions, as reflected in the minutes of its meetings, and (ii) this ASAP Plus Agreement, together with the Collateral Documents and the Guides, constitutes the “written agreement” governing the Lender’s sale to Fannie Mae of the Mortgage Loans delivered pursuant hereto and the Lender (or any successor thereto) shall continuously maintain all components of such “written agreement” as an official record.

13. Events of Default

In the event that (i) the Lender fails to redeliver a Mortgage Loan sold to Fannie Mae in a Transaction within 60 days of its related Purchase Date pursuant to the ASAP Sale Agreement or via Whole Loan Execution, (ii) Lender materially breaches any representation or warranty made by it in the Agreement, (iii) the Lender fails to comply (after one Business Day’s notice) with Section 7 hereof, (iv) the Lender fails to comply with any other provision of this ASAP Plus Agreement, (v)

the Lender defaults in the payment, performance or observance of any term, condition or provision contained in any financing agreement or other agreement for borrowed money, (vi) an Act of Insolvency occurs with respect to the Lender, (vii) the Lender fails to maintain its status as an approved Fannie Mae Seller/Servicer, (viii) the Lender is in default under any Collateral Document or any other agreement between Fannie Mae and the Lender, or (ix) the Lender shall admit its inability to, or its intention not to, perform any of its obligations hereunder or under any other financing agreement or agreement for borrowed money (each an “Event of Default”):

(a) Immediately upon the occurrence of any Event of Default, the Lender shall give notice to Fannie Mae by telephone, promptly confirmed in writing, of the occurrence of an Event of Default and specifying the details of such default,

(b) The Lender acknowledges and agrees that an Event of Default shall constitute a breach of each Collateral Document and shall entitle Fannie Mae to exercise all rights and remedies set forth in such Collateral Documents.

(c) Fannie Mae shall have, in addition to its rights hereunder and under the Collateral Documents, any rights otherwise available to it under any agreement or applicable law, including but not limited to the following:

(i) At the option of Fannie Mae, exercised by written notice to the Lender (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Mortgage Loan hereunder shall be deemed to have immediately occurred on the date of the Act of Insolvency, and any pending Transaction for which Fannie Mae has not remitted payment to the Lender shall be deemed to be cancelled on the date of the Act of Insolvency;

(ii) If Fannie Mae exercises or is deemed to have exercised the option referred to in subsection (i) of this Section, (A) Lender’s obligations hereunder to repurchase all Mortgage Loans sold in a Transaction shall thereupon become immediately due and payable, (B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Mortgage Loan shall be increased by the aggregate amount obtained by multiplying (x) the greater of the then-applicable Pricing Rate for such Mortgage Loan or the sum of the Prime Rate and 3 percentage points (300 basis points) times (y) the Repurchase Price for such Mortgage Loan as of die Repurchase Date as determined pursuant to subsection (i) of this Section (decreased as of any day by either (1) any proceeds from the sale of such Mortgage Loans pursuant to subsection (iii)(A) of this Section, (2) any credit given by Fannie Mae pursuant to subsection (iii)(B) of this Section, or (3) any Income delivered by Lender to Fannie Mae) on a 360 day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, and (C) Lender shall immediately deliver to Fannie Mae any Income with respect to such Mortgage Loan then in Lender’s possession. In the event that Lender repurchases all such Mortgage Loans, Fannie Mae, in its discretion, may elect to require the Lender to redeliver such Mortgage Loans under the ASAP Sale Agreement, to the extent applicable;

(iii) After one Business Day’s notice to the Lender (which notice need not be given if an Act of Insolvency shall have occurred), Fannie Mae may (A) immediately sell, in a recognized market at such price as Fannie Mae may reasonably deem satisfactory, any or all Mortgage Loans not then redelivered pursuant to the ASAP Sale Agreement or via Whole Loan Execution and apply the proceeds thereof to the aggregate unpaid Repurchase Price of such Mortgage Loans and any other amounts owing by the Lender, or (B) in lieu of selling all or a portion of such Mortgage Loans, give the Lender credit for such Mortgage Loans in an amount equal to the most recent bid quotation provided by Fannie Mae as of such date, against the aggregate unpaid Repurchase Price for such Mortgage Loans and any other amounts owing by Lender hereunder, and

(iv) Lender shall be liable for the amount of losses or damages suffered or incurred by Fannie Mae in connection with or as a consequence of any Event of Default, including all reasonable legal or other expenses, together with interest accruing daily thereon at a rate equal to the greater of the Pricing Rate for the related Mortgage Loan on such day or the sum of the Prime Rate and 3 percentage points (300 basis points).

(d) Lender’s obligation to pay Fannie Mae the Repurchase Price for each Mortgage Loan delivered in a Transaction determined as provided in this Section 13, together with any losses or damages, accrued interest, and any other adjustments, penalties, fees or costs as a result of such Event of Default shall be immediately due and payable.

14. Single Agreement

Fannie Mae and the Lender acknowledge that, and have entered into and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all deliveries of Mortgage Loans hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Fannie Mae and the Lender agrees (i) to perform all of its obligations hereunder in respect of each Mortgage Loan delivered hereunder, (ii) that each of them shall be entitled to set off mutual debts and claims hereunder, and (iii) that payments, deliveries and other transfers made by either of them hereunder in respect of any Mortgage Loan delivered hereunder shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Mortgage Loans delivered hereunder, and the obligations to make any such payments, deliveries and other transfers hereunder may be applied against each other and netted. The Lender hereby acknowledges and agrees that a default in the performance of any of its obligations hereunder in respect of any Mortgage Loan shall constitute a default by it in respect of all Mortgage Loans and all Transactions between the parties under the Agreement.

15. Notices and Communications

Unless another address is specified in writing by the party to whom any notice or other communication is to be given, all notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in Annex I attached hereto.

16. Entire Agreement; Severability

This ASAP Plus Agreement (and any Collateral Documents incorporated herein) contains the entire agreement between the Parties relating to Transactions and supersedes all previous understandings and agreements, whether written or oral, between the Parties relating to Transactions. Each of the Lender and Fannie Mae acknowledge that, in agreeing to enter into the Agreement, it has not relied on any representation, warranty, marketing document, collateral contract or other assurance (except for those set out in this ASAP Plus Agreement and any Collateral Documents incorporated herein) made by or on behalf of any other party or any other person prior to the execution of this ASAP Plus Agreement. This ASAP Plus Agreement may only be amended in writing executed by both the Lender and Fannie Mae. In the event of any conflict between the provisions herein and the provisions of any Collateral Document, the provisions herein shall prevail. Each provision herein shall be treated as separate and independent from any other provision herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

17. Non-assignability; Termination; No Commitment of Funds

(a) The rights and obligations of the parties under this ASAP Plus Agreement shall not be assigned by either party without the prior written consent of the other party. A direct or indirect change in control of the Lender or a merger of the Lender with another entity shall be deemed to be an assignment of the Agreement. This ASAP Plus Agreement may be terminated by either party upon giving written notice to the other, provided, however, that any such termination will not affect any Transaction outstanding as of the date of such termination, including the Lender’s obligation to redeliver any Mortgage Loan to Fannie Mae pursuant to the provisions of Section 5 hereof.

(b) Both Fannie Mae and the Lender recognize that it is neither the intent of the parties nor of this ASAP Plus Agreement to provide a commitment of funds and that under no circumstances is Fannie Mae obligated to accept deliveries of Mortgage Loans from the Lender hereunder. Each Transaction is subject to the approval of Fannie Mae in its absolute discretion.

18. Governing Law

This ASAP Plus Agreement shall be governed by the laws of the District of Columbia without giving effect to the conflict of law principles thereof.

19. Advertising and Distribution.

Promotion, advertising, circulars, press releases, and other public statements or representations concerning the terms of the Agreement may not be distributed or made without Fannie Mae’s prior written consent. Any disclosure of the Agreement, in whole or in part, is also prohibited, unless required by applicable law or regulation (in which case, prompt prior written notice shall be given to Fannie Mae).

20. No Waivers, Etc.

No express or implied waiver by Fannie Mae of any Event of Default or any other provision of the Agreement shall constitute a waiver of any other Event of Default or other provision of the

Agreement and no exercise of any remedy hereunder by any party hereto shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of the Agreement and no consent of any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this As Soon As Pooled Plus Agreement as of the date first written above.

FANNIE MAE

By:
Renee Schultz Vice President – Capital Markets Sales Desk

LOANDEPOT.COM, LLC

By:
Name:	Dan Binowitz
Title:	SUP, Capital Markets

ANNEX I

Wiring Instructions for As Soon As Pooled Plus

Wiring Instructions for transfers of funds from Lender to Fannie Mae:

Bank	FNMA NYC
ABA#	021039500
Reference	Early Funding Desk

Address for Lender:

26642 Towne Centre Dr.
Foothill Ranch, CA 92610

Attn: Dan Binowitz

Address for Fannie Mae:

4000 Wisconsin Avenue, NW

Attn: Ms. Renee Schultz, Vice President, Capital Markets Sales Desk

Washington, D.C. 20016-2899

FAX Number for DDF: 703-833-5559

Wire Instructions for transfers of funds to Lender:

NOTE – Pursuant to Fannie Mae internal procedures, the following Lender wire instructions for payments from Fannie Mae should be sent separately to the Fannie Mae address listed above on the Lender’s Letterhead.

Bank

ABA#

Account #

Additional Info